Exhibit 4.5

This Twenty-Second Supplemental Indenture shall not be operative until the acceptance for purchase of Notes representing the Requisite Consents on the first Acceptance Date following the receipt of the Requisite Consents.

TWENTY-SECOND SUPPLEMENTAL INDENTURE

THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE is entered into as of February 16, 2018, by and between DDR Corp., an Ohio corporation (the “Company”), and U.S. Bank National Association (the “Trustee”), a national banking association organized and existing under the laws of the United States, as successor trustee to U.S. Bank Trust National Association, as successor to National City Bank.

WHEREAS, the Company and the Trustee entered into the Indenture dated as of May 1, 1994 (as supplemented by a First Supplemental Indenture dated as of May 10, 1995, by a Second Supplemental Indenture dated as of July 18, 2003, by a Third Supplemental Indenture dated as of January 23, 2004 and by a Seventeenth Supplemental Indenture dated as of November 26, 2013, the “Indenture”) relating to the Company’s 3.500% Notes due 2021 (the “Notes”);

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of the Notes then Outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of changing in any manner any of the provisions of, or modifying in any manner the rights of the Holders of Notes under, the Indenture;

WHEREAS, the Company has offered to purchase (the “Tender Offer”) any and all of the Outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of January 30, 2018 (the “Offer to Purchase”), and the accompanying Letter of Transmittal and Consent, as the same may be further amended, supplemented or modified;

WHEREAS, in conjunction with the Tender Offer, the Company has solicited the consent of the Holders of the Notes to certain proposed amendments to the Indenture (the “Proposed Amendments”), as set forth herein, and the execution and delivery of a supplemental indenture in respect of the Proposed Amendments, with the Proposed Amendments being operative only upon the acceptance for purchase by the Company of Notes representing the Requisite Consents on the first Acceptance Date (as defined in the Offer to Purchase) following the receipt of the Requisite Consents;

WHEREAS, the Company has received the Requisite Consents to the adoption of the Proposed Amendments and has furnished to the Trustee evidence of such Requisite Consents;

WHEREAS, the Company has not yet accepted for purchase any Outstanding Notes tendered pursuant to the Tender Offer; and

WHEREAS, the Company and the Trustee are authorized to enter into this Twenty-Second Supplemental Indenture.

NOW, THEREFORE, the Company and the Trustee agree as follows:

  Relation to Indenture.  This Twenty-Second Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof.  Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.

  Capitalized Terms.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

  Amendment.

The first sentence of Section 1104 of the Indenture is hereby amended in its entirety as follows:

“Notice of redemption shall be given in the manner provided in Section 106, not less than two Business Days nor more than 60 days prior to the Redemption Date, unless a shorter period is specified by the terms of such series established pursuant to Section 301, to each Holder of Securities to be redeemed, but failure to give such notice in the manner herein provided to the Holder of any Security designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other such Security or portion thereof.”.

The amendment to the first sentence of Section 1104 of the Indenture relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

  Effect and Operation of Twenty-Second Supplemental Indenture.

This Twenty-Second Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Twenty-Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Company and the Trustee and the Holders of the Notes shall thereafter be determined, exercised and enforced thereunder subject in all respects to the amendment to the first sentence of Section 1104 of the Indenture set forth above, but, notwithstanding anything in the Indenture or this Twenty-Second Supplemental Indenture to the contrary, this Twenty-Second Supplemental Indenture shall not be operative until the acceptance for purchase by the Company of Notes representing the Requisite Consents on the first Acceptance Date following the receipt of the Requisite Consents. If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, this Twenty-Second Supplemental Indenture will not become operative.

  Counterparts.  This Twenty-Second Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

  Governing Law.  THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

  Concerning the Trustee.  The Trustee shall not be responsible for any recital herein as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Twenty-Second Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Twenty-Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	DDR CORP.

/s/ Aaron M. Kitlowski	By: /s/ Matthew L. Ostrower
Name: Aaron M. Kitlowski	Name: Matthew L. Ostrower
Title: Executive Vice President,	Title: Executive Vice President,
General Counsel and Corporate	Chief Financial Officer and
Secretary	Treasurer

[Signature Page to Twenty-Second Supplemental Indenture]

Attest:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

/s/ Christopher J. Grell	By: /s/ K. Wendy Kumar
Name: Christopher J. Grell	Name:K. Wendy Kumar
Title: Vice President	Title:Vice President

[Signature Page to Twenty-Second Supplemental Indenture]